Exhibit 3

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of April 4, 2007 (this “Agreement”), is by and between Samuel J. Wohlstadter (the "Stockholder”) and Roche Holdings Ltd (“Roche”).

RECITAL

WHEREAS, Roche desires to purchase from the Stockholder and the Stockholder desires to sell to Roche 1,000 shares of Series B Preferred Stock (collectively referred to herein as the “Shares”) of BioVeris Corporation, a Delaware corporation (the “Company”), and to enter into other agreements as herein provided for the consideration and on the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants, conditions and agreements contained herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. Transactions.

1.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.5), the Stockholder will sell and transfer to Roche and Roche will purchase and acquire from the Stockholder, all of the Stockholder’s right, title and interest in and to the Shares and any claims associated therewith.

1.2 Release. Effective immediately upon the Closing, the Stockholder as to himself and his respective successors, assigns and heirs hereby (a) releases, acquits and forever discharges the Company and its respective successors, predecessors, assigns, heirs, officers, directors, members of the board of managers, members, managers, employees, consultants and trustees (in each case, solely in their capacities as such), in respect of and from, and (b) agree not to bring any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or governmental entity or similar person or body against any such party (in each case, solely in their capacities as such) related to or arising out of in the case of (a) and (b) above, any and all claims, causes of action, suits, demands or liabilities or obligations, of every name and nature, both at law and in equity, known or unknown, suspected or unsuspected, accrued or unaccrued, which have been or could have been asserted against the Company, or any such other persons, which Stockholder has or ever had that arise out of or in any way relate to the Shares (including the initial issuance and sale thereof).

1.3 Other Agreements. In connection with this Agreement, the Stockholder has entered into a Non-Dislcosure and Non-Solicitation Agreement with the Company as of the date hereof.

1.4 Consideration. In consideration of the agreements referred to in Sections 1.1, 1.2 and 1.3 above, Roche agrees to pay to the Stockholder $2,750,000 (the “Consideration”).

1.5 Closing. The closing (the “Closing”) contemplated by this Agreement shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, NY 10036, immediately prior to the effective time as contemplated by that certain Agreement and Plan of Merger dated as of the date hereof among Roche Holdings Ltd, Lili Acquisition Corporation and the Company (the “Merger Agreement”).

1.6 Delivery. At the Closing, (i) Roche shall pay to the Stockholder the Consideration by wire transfer in immediately available funds to an account designated by the Stockholder and (ii) the Stockholder shall deliver to Roche a certificate or certificates representing the Shares, endorsed in blank or accompanied by duly executed assignment documents.

2. Representations, Warranties and Covenants of the Stockholder. The Stockholder represents, warrants and covenants to Roche as follows:

2.1 Power and Authority. The Stockholder has full power and authority to enter into this Agreement, perform his obligations hereunder, sell the Shares and carry out the transactions contemplated herein. This Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against him in accordance with its terms, except (a) as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s generally and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

2.2 Title to the Shares. The Stockholder is the record and beneficial owner of the Shares. The Stockholder owns the Shares free and clear of any claim, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership (each an “Encumbrance”).

2.3 No Transfer; No Encumbrance. The Stockholder shall not offer, sell or otherwise dispose of any of the Shares prior to the Closing. The Stockholder shall not cause the Shares to become subject to any Encumbrance prior to the Closing.

3. Representations and Warranties of Roche. Roche represents and warrants to the Stockholder as follows:

3.1 Corporate Power and Authority. Roche has full power and authority to enter into this Agreement, perform its obligations hereunder, purchase the Shares and carry out the transactions contemplated herein. The execution and delivery of this Agreement, the performance by Roche of its obligations hereunder and the consummation of the transactions contemplated herein have been duly authorized by all actions on the part of Roche required by applicable law and its constituent documents. This Agreement constitutes the legal, valid and binding obligation of Roche, enforceable against it in accordance with its terms, except (a) as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s generally and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

4. Mutual Covenants; Closing Condition.

4.1 Closing. Subject to the conditions of this Agreement, the Stockholder and Roche shall cause the Closing to occur immediately prior to the effective time of the merger pursuant to the Merger Agreement.

4.2 Public Announcements. No press release or announcement concerning the transactions contemplated hereby shall be issued by the Stockholder or Roche or any of their affiliates without the prior consent of the other party hereto, except as such press release or announcement may be required by law, rule or regulation, in which case the party required to issue the release or announcement shall, to the extent practicable, allow the other party hereto reasonable time to comment on such release or announcement in advance of the issuance of such release or announcement, or the press release contemplated by the Merger Agreement.

4.3 Closing Condition - Merger Agreement. All of the conditions to the closing of the Merger Agreement shall have been satisfied or waived, except for those conditions that shall be satisfied at the closing of the Merger Agreement, and each of the parties to the Merger Agreement shall have notified each other party to the Merger Agreement, in writing (with copies of such notices having been delivered to the parties hereto) that it is ready, willing and able to consummate the transactions contemplated by the Merger Agreement and that it intends to consummate the transactions contemplated by the Merger Agreement immediately following the consummations of the transactions contemplated by this Agreement.

5. Termination. Notwithstanding anything herein to the contrary, this Agreement shall be terminated automatically if, prior to the Closing, the Merger Agreement is terminated in accordance with its terms.

6. Miscellaneous.

6.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses, which addresses can be modified by providing written notice to the other party:

If to Roche, to:

Roche Holding Ltd
Grenzacherstrasse 124
CH-4070 Basel
Switzerland
Attention: General Counsel
Facsimile: +41 61 688 3196

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention: Christopher Mayer, Esq.
Facsimile: 212-450-3800

If to the Stockholder, to:

c/o BioVeris Corporation
16020 Industrial Drive
Gaithersburg, MD 20877
Attention: President
Facsimile: (301) 230-0158

with a copy (which shall not constitute notice) to:

Kirkpatrick & Lockhart Preston Gates Ellis LLP
1601 K Street, NW
Washington, District of Columbia 20006-1600
Attention: Thomas F. Cooney, III, Esq.
Facsimile: (202) 778-9100

6.2 Amendment; Waiver. Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived, except by a written instrument signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver. No failure of either party to insist upon strict compliance by the other party with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

6.3 Severability. Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term or provision hereof. In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity, or illegality shall not affect any other term or provision of this Agreement, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein.

6.4 Entire Agreement. This Agreement contains, and is intended as, a complete statement of all the terms and arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters and cannot be changed or terminated orally.

6.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely in that state, without regard to conflicts of laws principles.

6.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of the party executing the same and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ROCHE HOLDING LTD

By:	/s/ Bruno Maier
Name: Bruno Maier
Title: Director

By:	/s/ Bert Kraehenmann
Name: Bert Kraehenmann
Title: Director

STOCKHOLDER:

/s/ Samuel J. Wohlstadter
Shares of Preferred Stock Beneficially Owned:	1,000	SAMUEL J. WOHLSTADTER